Exhibit 23.1 Consent of Crowe Horwath LLP, independent registered public accounting firm

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference on Form S-3 of The First of Long Island Corporation of our report dated March 16, 2010, with respect to the consolidated financial statements of The First of Long Island Corporation and the effectiveness of internal control over financial reporting, which report is incorporated by reference in the Annual Report on Form 10-K of The First of Long Island Corporation for the year ended December 31, 2009, and to the reference to us under the caption “Experts” in the related prospectus which is part of this registration statement.

/s/Crowe Horwath LLP
Crowe Horwath LLP

Livingston, New Jersey
June 22, 2010